                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                MICROPROSE, INC.
                                       AT

                              $6.00 NET PER SHARE
                                       BY

                                NEW HIAC CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                  HASBRO, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 11, 1998, BY AND AMONG HASBRO, INC. ("PARENT"), NEW HIAC CORP. ("PURCHASER") AND MICROPROSE, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF ANY), REPRESENTS AT LEAST 50.1% OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 14.

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Dealer Manager, the Information Agent or brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
August 14, 1998

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
THE OFFER...................................................    4
 1.  Terms of the Offer.....................................    4
 2.  Acceptance for Payment and Payment.....................    5
 3.  Procedures for Tendering Shares........................    6
 4.  Withdrawal Rights......................................    9
 5.  Certain U.S. Federal Income Tax Consequences...........    9
 6.  Price Range of the Shares; Dividends...................   10
 7.  Effect of the Offer on the Market for the Shares; Stock
     Listing; Exchange Act Registration; Margin
     Regulations............................................   10
 8.  Certain Information Concerning the Company.............   12
 9.  Certain Information Concerning Parent and Purchaser....   14
10.  Sources and Amount of Funds............................   15
11.  Background of the Offer; Purpose of the Offer and the
     Merger; the Merger Agreement and Certain Other
     Agreements.............................................   15
12.  Plans for the Company; Other Matters...................   27
13.  Dividends and Distributions............................   29
14.  Conditions to the Offer................................   30
15.  Certain Legal Matters..................................   31
16.  Fees and Expenses......................................   34
17.  Miscellaneous..........................................   34
SCHEDULE I
    INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
    OF PARENT AND PURCHASER.................................  I-1

To the Holders of Common Stock of
MICROPROSE, INC.:

                                  INTRODUCTION

     New HIAC Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Hasbro, Inc., a Rhode Island corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, the "Shares"), of MicroProse, Inc., a Delaware corporation (the "Company"), at a price of $6.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), BankBoston, N.A., which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Piper Jaffray Inc. ("Piper Jaffray"), financial advisor to the Company, has delivered to the Company Board its opinion, dated as of August 11, 1998 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain matters stated therein, the cash consideration to be received by the public holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF ANY), REPRESENTS AT LEAST 50.1% OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into shares of Common Stock. The Company has represented and warranted to Parent and Purchaser that, as of August 11, 1998, there were 5,753,598 Shares issued and outstanding, 754,677 Shares were issuable pursuant to the exercise of options ("Options"), 20,591 Shares were issuable pursuant to the Company's employee stock purchase plan (the "ESPP"), 4,080 Shares were issuable pursuant to the exercise of warrants (the "Warrants"),

19,608 Shares were issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred") and 393,245 Shares were issuable upon conversion of the Company's 6.5% Convertible Subordinated Notes due 2002 (the "Convertible Notes"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise or conversion of outstanding Options, Warrants, Series A Preferred and Convertible Notes). Based on the foregoing and assuming the issuance of Shares issuable pursuant to the ESPP and upon the exercise or conversion of outstanding Options, Warrants, Series A Preferred and Convertible Notes, Purchaser believes that the Minimum Condition will be satisfied if 3,479,845 Shares are validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined).

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 11, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries including Purchaser and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $6.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     The Company has entered into a Stock Option Agreement, dated as of August 11, 1998 (the "Stock Option Agreement"), with Parent pursuant to which the Company has granted to Parent an irrevocable option (the "Stock Option") to purchase up to the number of fully paid and nonassessable Shares as equals 19.9% of the Shares issued and outstanding immediately prior to the grant of the Stock Option, at a purchase price of $6.00 per Share, exercisable upon the occurrence of certain events. The Stock Option Agreement is described more fully in Section 11.

     The Merger Agreement provides that, upon the purchase by Purchaser of a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company shall, at such time, upon the request of Purchaser promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be elected to the Company Board, if necessary, by increasing the size of the Company Board or securing resignations of incumbent directors or both.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law and the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"). See Section 14. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12. The Merger Agreement is more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed twenty (20) business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of February 6, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent, as amended (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Company Rights Agreement so that (i) the Offer is deemed to be a Permitted Offer (as defined in the Rights Agreement), (ii) the execution and delivery of the Merger Agreement and the Stock Option Agreement (and any amendments thereto) and the consummation of the Merger and the Transactions contemplated thereby will not cause (x) Parent and/or Purchaser to constitute an Acquiring Person (as defined in the Rights Agreement), (y) the Rights (as defined in the Rights Agreement) to become exercisable or (z) a Distribution Date, Section 13 Event, Triggering Event or a Share Acquisition Date (as each such term is defined in the Rights Agreement) to occur, and (iii) that the Final Expiration Date (as such term is defined in the Rights Agreement) and the expiration of the Rights shall occur upon the acceptance for payment of Shares pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, September 11, 1998, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods; provided, however, that Purchaser may not extend the Offer beyond November 30, 1998 without the consent of the Company.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not decrease the Offer Price, change the form of consideration to be paid in the Offer, decrease the number of Shares sought in the Offer, amend any other condition to the Offer in any manner adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Company. Purchaser has agreed that if all of the conditions set forth in Section 14 have not been satisfied on any scheduled Expiration Date then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond October 15, 1998.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if, immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding, Purchaser may extend the Offer for a period not to exceed twenty (20) business days. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER

FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market"), operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after August 11, 1998 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 12, 1998.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect their appraisal rights under the DGCL, foreign holders, insurance companies and tax-exempt organizations), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of the consummation of the Offer or the Merger. Under recently adopted amendments to the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded through the Nasdaq National Market under the symbol "MPRS". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the Nasdaq National Market as restated to reflect the 5 to 1 reverse stock split effected by the Company on May 11, 1998.

                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              -------    ------
Fiscal Year Ended March 31, 1997

  First Quarter ended June 30, 1996.........................  $ 43.10    $26.85
  Second Quarter ended September 30, 1996...................    36.25     19.35
  Third Quarter ended December 31, 1996.....................    38.75     24.35
  Fourth Quarter ended March 31, 1997.......................    47.50     33.10
Fiscal Year Ended March 31, 1998
  First Quarter ended June 30, 1997.........................  $ 34.70    $22.20
  Second Quarter ended September 30, 1997...................    27.80     20.00
  Third Quarter ended December 31, 1997.....................    35.55      9.40
  Fourth Quarter ended March 31, 1998.......................    13.75      7.50
Fiscal Year Ending March 31, 1999
  First Quarter ended June 30, 1998.........................  $ 10.78    $ 4.06
  Second Quarter through August 13, 1998....................     5.72      2.94

     On August 11, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $4.56 per Share. On August 13, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $5.72 per Share. Stockholders are urged to obtain a current market quotation for the shares.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. The agreements governing the Company's indebtedness contain provisions which currently prohibit the Company from declaring or paying dividends with respect to the Shares. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by stockholders. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5,000,000, have at least 2 market makers, have net tangible assets of at least $4 million, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have at least 4 market makers and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National

Market was to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     The Company was notified in February 1998 by the Nasdaq Stock Market that the Company was no longer in compliance with the net tangible assets requirement or the alternative minimum bid price requirement for continued listing on the Nasdaq National Market. Pursuant to National Association of Securities Dealers Marketplace Rules, the Company was given a period of 90 days to regain compliance with the minimum bid price requirement, which calls for a minimum common stock bid price of $5.00 per share. On May 11, 1998, the Company's stockholders approved a one for five reverse stock split whereby each five shares of the Company's outstanding common stock were automatically converted into one share (the "Reverse Stock Split"). During the fourth quarter of fiscal 1998, prior to the Reverse Stock Split, the Company's common stock traded between $2.75 and $1.50 per share. On May 12, 1998, following the Reverse Stock Split, the Company's common stock opened at a bid price of $9.38 per share. Subsequently, the Company's common stock price continued to trade at a price above the $5.00 minimum bid price for a period of 18 days. On May 19, 1998, and June 3, 1998, the Company received notice from Nasdaq that the Company was not in compliance with either the market capitalization requirement or the minimum bid price requirement for continued listing on the Nasdaq National Market. The delisting of the Shares from the Nasdaq National Market would give the holders of the Company's approximately $32,000,000 of outstanding Convertible Notes the right to require the Company to repurchase such notes at 100% of the principal amount.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     Purchaser currently intends to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser nor the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Dealer Manager.

     The Company is a developer, producer and publisher of entertainment software for personal computers ("PC's") and certain console platforms. The Company creates, acquires or licenses properties with mass-market appeal and develops branded products based on these properties. A range of advanced technologies is incorporated into these products, such as multiplayer networking, simulation, real-time response and three dimension ("3D") texture-mapped graphics to enhance each product's distinctive characteristics. The Company also distributes entertainment software and related products published by third parties. The Company primarily develops products in the categories of Simulation, Strategy, and 3D Action. The Company's most popular products to date include the FALCON(R) series, GRAND PRIX series, MAGIC: THE GATHERING(R), MASTER OF ORION(TM) II, the CIVILIZATION(TM) Series, the STAR TREK(TM) series, TOP GUN(TM): FIRE AT WILL!(TM), WORMS II(R) and THE X-COM(R) series. The Company is a Delaware corporation with its principal executive offices at 2490 Mariner Square Loop, Suite 100, Alameda, California 94501.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                MICROPROSE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                        THREE MONTHS ENDED
                                           (UNAUDITED)                 FISCAL YEARS ENDED
                                       --------------------    -----------------------------------
                                       JUNE 30,    JUNE 30,    MARCH 31,    MARCH 31,    MARCH 31,
                                         1998        1997        1998         1997         1996
                                       --------    --------    ---------    ---------    ---------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net Revenues.......................  $ 12,195    $13,580     $ 60,009     $100,253     $ 59,694
  Income (Loss) from Operations......    (7,047)    (5,415)     (29,583)       4,380      (35,524)
  Net Income (Loss)..................    (7,815)    (8,312)     (33,141)       7,988      (39,841)
  Basic Income (Loss) per Share......     (1.36)     (1.48)       (5.86)        1.45        (8.49)
  Diluted Income (Loss) per Share....     (1.36)     (1.48)       (5.86)        1.39        (8.49)
BALANCE SHEET DATA:
  Total Assets.......................  $ 35,327    $69,321     $ 43,829     $ 80,305     $ 65,922
  Total Liabilities..................    52,793     55,762       53,371       58,707       74,837
  Stockholders' Equity (Deficit).....   (17,466)    13,559       (9,542)      21,598       (8,915)

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included the following: projections of revenue, earnings before income and taxes ("EBIT") and net income of approximately $98.1 million, $3.3 million and $1.0 million, respectively, for fiscal 1999. The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and actual results may be materially higher or lower than those contained described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections and the Company has made no representation to Parent or Purchaser regarding the financial information described above.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington,

D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Rhode Island corporation and (with its subsidiaries) is a leading global designer, manufacturer and marketer of a diverse line of toy products and related items. Included in its offerings are games, including traditional board and card, hand-held electronic and interactive CD-ROM, and puzzles, preschool, boys' action and girls' toys, dolls, plush products and infant products. The Company also licenses various tradenames, characters and other property rights for use in connection with the sale by others of noncompeting toys and non-toy products.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Purchaser and Parent are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861. The telephone number of Parent and Purchaser at such location is (401) 431-8697.

     For certain information concerning the executive officers and directors of Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor Parent nor, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since March 31, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since March 31, 1995 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser, Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Such materials should also be available at the offices of the American Stock Exchange ("Amex"), 86 Trinity Place, New York, NY 10006.

10.  SOURCES AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the redemption, refinancing, or payment of approximately $35.3 million of debt and redeemable preferred stock of by the Company and the fees and expenses of the Offer and the Merger, is estimated to be approximately $72.0 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds through a combination of its cash on hand and short term borrowings, including but not limited to, commercial paper.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Background of the Offer.

     On May 19, 1998, the Company released fourth quarter and fiscal 1998 results. In that press release the Company's management indicated that the Company can best prosper and leverage its assets in combination with another company or through a strategic investment from a partner. As a result, the Company Board authorized management to investigate strategic alternatives for the Company.

     On or about June 14, 1998, Ron Parkinson, Vice President of Finance of Hasbro Interactive, was contacted by a representative of Piper Jaffray. After signing a confidentiality agreement on June 16, 1998, Hasbro Interactive, a wholly-owned subsidiary of Parent, was offered the opportunity to evaluate materials supplied by the Company regarding a potential business transaction.

     On June 29, 1998, Tom Dusenberry, President of Hasbro Interactive, Mr. Parkinson, Tony Parks, Vice President of Research and Development and John Sutyak, Director of New Business Development for Hasbro Interactive met with Gilman Louie, Chairman of the Board, Stephen Race, Chief Executive Officer, M. Kip Welch, Vice President and General Counsel, John Belchers, Chief Financial Officer and other representatives of the Company. The parties observed the product line in development and discussed the possibility of a transaction between the companies and the possible synergy between Hasbro Interactive and the Company.

     On July 2, 1998, Phillip H. Waldoks, Senior Vice President -- Corporate Legal Affairs and Secretary of Parent, and Mr. Welch discussed arrangements for access by representatives of Parent and Hasbro Interactive to a data room prepared by representatives of the Company in Palo Alto.

     On July 7, 1998, representatives of Piper Jaffray contacted representatives of Bear Stearns to discuss, among other things, the negotiations between the parties and to determine the timing of the process going forward.

     On July 10, 1998, Mr. Dusenberry and Mr. Harold P. Gordon, Vice Chairman of Parent, met with Mr. Race, Mr. Louie, Mr. Belchers and Mr. Timothy Christian, Managing Director, Europe/Asia Pacific of the Company. They discussed the common strategic goals and expressed interest to move forward with a possible acquisition.

     From July 13, 1998 through July 15, 1998, Mr. Parks visited the studios of the Company in the United States to review the technology of the two businesses and discuss the status of products under development.

     On July 16, 1998, Mr. Dusenberry and Mr. Barry Jafrato, Managing Director of International Operations for Hasbro Interactive, met with Mr. Christian and the senior team of the Company in Europe to view the operations in Europe and discuss the potential synergies.

     On July 27, 1998, Mr. Race and Mr. Louie traveled to Beverly, Massachusetts to meet with Messrs. Dusenberry, Parkinson, Sutyak, John Hurlbut, Vice President of Marketing, Bob Sadacca, Vice President Administration and Jim Adams, Vice President of Sales of Hasbro Interactive to answer questions on the Company's operations and current performance. Mr. Dusenberry then accompanied Mr. Race and Mr. Louie to the corporate offices of Parent for a meeting with Mr. Alan Hassenfeld, Chairman of the Board and Chief Executive Officer, John T. O'Neill, Executive Vice President and Chief Financial Officer, and Mr. Gordon for a strategic discussion of the potential transaction. Both parties agreed, on July 27, 1998 to amend the confidentiality agreement.

     On August 4, 1998 and August 5, 1998 Mr. Jafrato visited the Company operations in the United Kingdom and Germany for to assess strategies for integrating these operations into Hasbro Interactive.

     From July 8, 1998 to August 11, 1998, Parent's and Hasbro Interactive's representatives conducted due diligence in a data room prepared by representatives of the Company in Palo Alto, remotely on data supplied by the Company, public information and using industry data, and on site at the Company's executive offices in California, the United Kingdom and Germany.

     Negotiations for a potential merger and the related agreements took place between members of senior management of the Parent, Hasbro Interactive, their legal advisors, senior management and representatives of the Company and its legal advisors between July 29, 1998 and August 11, 1998. Such negotiations were completed on August 11, 1998 when Parent and the Company executed and delivered the Merger Agreement.

     On or about August 11, 1998, Hasbro Interactive offered senior positions at Hasbro Interactive to Mr. Louie and Mr. Christian, contingent on the closing of the acquisition of the Company. Mr. Christian also agreed to terminate his Service Agreement with the Company in exchange for the sum of approximately L275,000 which would have been due thereunder, contingent upon the closing of the acquisition of the Company.

     On August 12, 1998 Parent announced the signing of the Merger Agreement. On August 14, 1998 pursuant to the terms of the Merger Agreement, Parent and Purchaser commenced the Offer.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 32% over the closing market price of the Shares on August 11, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement and a more substantial premium over recent historical trading prices.

  Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statement and tender offer documents, absence of certain changes or events, litigation, absence of changes in benefit plans, employee benefit plans, tax matters, no excess non-deductible payments, compliance with applicable laws, environmental matters, intellectual property, owned and leased real property, material contracts, labor and employment matters, product liability, applicability of state takeover statutes, brokers' and finders' fees, votes required to approve the Merger Agreement, undisclosed liabilities, receipt of the Financial Advisor Opinion, Year 2000, Company Rights Agreement, absence of questionable payments and full disclosure.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the certificate of incorporation and by-laws of Parent and Purchaser or laws applicable to Parent or Purchaser, disclosures in proxy statement and tender offer documents, prior activities by Purchaser and brokers' and finders' fees.

     Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated; (iii) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any governmental entity precluding, restraining, enjoining or prohibiting consummation of the Merger; and (iv) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; provided, that the condition contained in the preceding clause (iv) shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement.

     The Company Board. Promptly after (i) the purchase of and payment for any Shares by Purchaser or any of its affiliates as a result of which Purchaser and its affiliates own beneficially at least a majority of the then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (giving effect to any increase in the size of such Board) multiplied by the percentage that the number of Shares beneficially owned by Purchaser (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

     The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section, including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

     Notwithstanding the foregoing, the parties to the Merger Agreement shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time be, Continuing Directors. From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment or modification of this Agreement, any amendment to the Company's Certificate of Incorporation or By-Laws inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated by the Merger Agreement and the Transactions and the full Board of Directors of the Company; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

     Stockholders' Meeting. If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law, its Certificate of Incorporation and By-laws:
(i) as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and (x) obtain and furnish the information required to be included in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date; provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) unless the Merger Agreement has been terminated in accordance with the provisions of the section titled "Termination" below, subject to its rights pursuant to the section titled "No Solicitation" below, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Options. The Merger Agreement provides that immediately prior to the Effective Time, each then outstanding option to purchase any shares of capital stock of the Company (in each case, an "Option"), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes and without interest). The Company shall use commercially reasonable efforts to obtain the consent of each holder of an Option as to whom Parent reasonably requests a consent be obtained to the transactions above no later than the Effective Time in a form acceptable to Parent. The Company shall provide to each holder of Options any required notice (in a form acceptable to Parent) under the applicable Option Plan.

     The Company shall take all actions necessary and appropriate so that (i) no purchase rights are acquired after the date hereof under the Company's Employee Stock Purchase Plan and (ii) all stock option or other equity based plans maintained with respect to the Shares, including, without limitation, the Company's Employee Stock Purchase Plan and those plans listed in the Merger Agreement hereof ("Option Plans"), shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation.

     Interim Operations. The Merger Agreement provides that after the date of the Merger Agreement and prior to the time the designees of Parent have been elected to or appointed to, and shall constitute a majority of, the Company Board pursuant to the applicable provisions of the Merger Agreement (the "Appointment Date"), and except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in the applicable section of the disclosure schedule thereto or (iii) as agreed in writing by Parent:

          (a) the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course;

          (b) the Company shall and shall cause its Subsidiaries to use all commercially reasonable efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time;

          (c) neither the Company nor any of its Subsidiaries shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

          (d) officers of the Company and its Subsidiaries shall confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of ongoing operations;

          (e) neither the Company nor any of its Subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date of the Merger Agreement; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the Subsidiaries of the Company;

          (f) except as permitted by the Merger Agreement, neither the Company nor any of its Subsidiaries shall acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are subsidiaries of the Company) or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice;

          (g) neither the Company nor any of its Subsidiaries shall make any new capital expenditure or expenditures, which individually exceed $50,000 and in the aggregate exceed $150,000;

          (h) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by the Merger Agreement, amend or terminate any Company material contract where such amendment or termination would have a Material Adverse Effect on the Company, or waive, release or assign any material rights or claims;

          (i) neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

          (j) neither the Company nor any of its Subsidiaries shall: (i) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or key employee of the Company or any its Subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers;

          (k) neither the Company nor any of its Subsidiaries shall, except as required to comply with applicable Law or expressly provided in the Merger Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of the Merger Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (l) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability except as set forth on the applicable section of the disclosure schedule to the Merger Agreement; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice and without admission of liability; or (vi) enter into any material commitment or transaction;

          (m) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by generally accepted accounting principles;

          (n) neither the Company nor any of its Subsidiaries shall make any tax election, amend any tax return, make a claim for any tax refund or settle or compromise any tax liability (whether with respect to amount or timing);

          (o) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice, of any such claims, liabilities or obligations which are reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries; or except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

          (p) neither the Company nor any of its Subsidiaries shall (by action or inaction) amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of the leased properties or enter into any lease, agreement or arrangement with respect to real property;

          (q) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

          (r) neither the Company nor any of its Subsidiaries shall take any action that the Company knows at the time of taking such action would result in any of the conditions to the Offer, as set forth in the Merger Agreement, not being satisfied (subject to the Company's right to take action specifically permitted by the Merger Agreement).

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquires or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided that nothing contained in the applicable provisions of the Merger Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after receiving written advice from outside counsel, is required under applicable Law, provided that the Company may not, except as permitted by the following paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of the Merger Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal; and (y) the Company Board determines, based upon the written opinion of its independent legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would cause a breach of such Board's fiduciary duties under applicable Law. The Company will promptly (but in no case later than 24 hours) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Takeover Proposal, and the Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Takeover Proposal (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal and of any amendments or proposed amendments to any Takeover Proposal and will promptly notify Parent (but in no case later than 24 hours) of any determination by the Company Board that a Superior Proposal has been made.

     Pursuant to the Merger Agreement, except as set forth in this paragraph, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, subject to compliance with this paragraph prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal (as defined below), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent promptly following delivery of such notice and through such three business day period to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Transactions on such adjusted terms. The term "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company and its subsidiaries, taken as whole, or 50% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of the equity interest in the Company. The term "Superior Proposal" means an unsolicited bona fide proposal by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger, based on advice of the Company's independent financial advisor, for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board (based on advice from the Company's independent financial advisor that the value of the Consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such party.

     Termination. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, neither Parent nor Purchaser may in any event terminate the Merger Agreement):

          (a) By the mutual written consent of Parent and the Company; provided, however, that if Parent shall have a majority of the directors pursuant to the applicable provisions of the Merger Agreement, such consent of the Company may only be given if approved by the Continuing Directors.

          (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By either of Parent or the Company if at least that number of Shares required by the Minimum Condition to be tendered shall not have been purchased in the Offer on or before November 30, 1998; provided, that the party seeking to terminate the Merger Agreement pursuant to the applicable section shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Offer on or before such date;

          (d) By the Company: (i) if the Company has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with the Merger Agreement, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates the Merger Agreement and makes simultaneous payment to the Parent of the Expenses and the Termination Fee; or (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this clause (d)(ii) if the Company is in material breach of the Merger Agreement or the Stock Option Agreement; or (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided, that the Company may not terminate the Merger Agreement pursuant to this clause (d) (iii) if the Company is in material breach of the Merger Agreement or the Stock Option Agreement; or (iv) if there shall be a breach by Parent or Purchaser of any of its representations, warranties, covenants or agreements contained in the Merger Agreement which breach is incapable of being cured or is not cured within 10 days of notice from the Company to Parent, except, in each case, where such breach does not have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer or the Merger.

          (e) By Parent or Purchaser: (i) (A) if prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved a Takeover Proposal (provided that the Company merely providing notice to Parent pursuant to the Merger Agreement shall not in itself constitute a recommendation or approval of a Takeover Proposal); or (B) there shall have been a material breach of any provision of the section of the Merger Agreement regarding No Solicitation; or (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this clause
     (e) (ii) if Parent or Purchaser is in material breach of the Merger Agreement; or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in the Section 14 below, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or (iv) if the Company receives a Takeover Proposal from any Person (other than Parent or Purchaser), and the Company Board takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Takeover Proposal; or (v) if there shall be a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Stock Option Agreement which breach is incapable of being cured or is not cured within 10 days of notice from Parent to the Company, except, in each case, where such breach (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have a Material Adverse Effect on the Company or a materially adverse effect on the ability of the Company to consummate the Offer or the Merger.

     Termination Fee. Pursuant to the Merger Agreement, if (x) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (e)(i) or (e)(iv) under the heading "Termination" above or (y) the Company terminates this Agreement pursuant to clause (d)(i) under the heading "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $2,500,000 (the "Termination Fee") and an amount equal to Parent's and Purchaser's actual and documented reasonable out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions, including, without limitation, the reasonable fees and expenses payable to all attorneys, accountants, banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with the Transactions or arranging or committing to provide or providing any financing for, the Transactions (the "Expenses"). In addition, if the Merger Agreement is terminated by either Parent or the Company pursuant to clause (c) under the heading "Termination" above, by Parent pursuant to clause (e)(ii) under the heading "Termination" above (other than if such termination is a result of the failure to satisfy the conditions set forth in paragraphs (a)(i),
(a)(ii), (a)(v), (a)(vii), (a)(viii), (b) or (c) of the conditions to the Offer contained in Section 14 below) or clause (e)(v) under the heading "Termination" above (other than by reason of a breach of the section in the Merger Agreement regarding No Solicitation) or by the Company pursuant to clause (d)(ii) under the heading "Termination" above (other than if such termination is a result of the failure to satisfy the conditions set forth in paragraphs (a)(i), (a)(ii),
(a)(v), (a)(vii), (a)(viii), (b) or (c) of the conditions to the Offer contained in Section 14 below) and at the time of such termination, Parent is not in material breach of the Merger Agreement, then the Company shall pay to Parent, at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, enter into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement. Any payments required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account designated by Parent. Pursuant to the Merger Agreement and security agreements entered into by Parent and Hasbro Interactive with the Company and certain of its subsidiaries, the Termination Fee payable under the Merger Agreement if (x) Parent or Purchaser terminates the Merger Agreement pursuant to paragraphs
(e)(i) or (e)(iv) under the heading "Termination" above or (y) the Company terminates the Merger Agreement pursuant to paragraph (d)(i) under the heading "Termination" above (the "Immediately Payable Termination Fee"), shall be secured by the Company's assets.

     Indemnification. The Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable Delaware law or under the Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Delaware law, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the Transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, in each case for a period of six years after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event any claims for indemnification are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group shall be reimbursed for the costs of only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in this paragraph shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

     The Merger Agreement provides that for a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium. The Merger Agreement further provides that the foregoing indemnification provisions shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns the Surviving Corporation and shall be enforceable by the Indemnified Parties.

  Stock Option Agreement

     The following is a summary of certain provisions of the Stock Option Agreement. This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Stock Option Agreement. The Stock Option Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Grant of Option. The Stock Option Agreement provides for the grant by the Company to Parent of an irrevocable option (the "Stock Option") to purchase up to 19.9% of the number of Shares (the "Option Shares") issued at the time of the grant of the Stock Option, at a price of $6.00 per Share (the "Exercise Price"), payable in cash in accordance with the terms of the Stock Option Agreement. The payment obligations of the Issuer, including the Cash-Out Right shall be secured by the Issuer's assets pursuant to the Security Agreement between Grantee, Hasbro Interactive Inc. and Issuer.

     Exercise of Option. The Stock Option Agreement provides that the Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time after the Merger Agreement is terminated pursuant to a Triggering Event (as defined below). For the purposes of the Stock Option Agreement, "Triggering Event" means any termination of the Merger Agreement which could entitle Parent to the Termination Fee under the Merger Agreement.

     Cash Payment. If, at any time during the period commencing on the occurrence of a Triggering Event and ending on the termination of the Option in accordance with Section 2, Parent sends to the Company a notice indicating Parent's election to exercise its right (the "Cash-Out Right") pursuant to this Section, then the Company shall pay to Parent, in exchange for the cancellation of the Option with respect to such number of Option Shares as Parent specifies an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price for the 5 trading days commencing on the 12th Nasdaq trading day immediately preceding the date of notice, per share of Issuer Common Stock as reported on the Nasdaq National Market (or, if not listed on the Nasdaq, as reported on any other national securities exchange or national securities quotation system on which the Shares are listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and (ii) the Exercise Price. Notwithstanding the termination of the Option, Parent will be entitled to exercise its rights under this Section if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option. Pursuant to the Stock Option Agreement and security agreements entered into by Parent and Hasbro Interactive with the Company and certain of its subsidiaries, the Cash-Out Right, when payable in connection with the Immediately Payable Termination Fee (the "Immediately Payable Cash-Out Right"), is secured by the Company's assets. If Parent receives in aggregate (i) the Termination Fee pursuant to the Merger Agreement, (ii) amounts from the sale or other disposition of the Option Shares, and (iii) the Cash Out Right in excess of the sum of (A) $3,500,000 plus (B) the amounts paid by Parent to purchase any Option Shares, then all such excess amounts shall be remitted by Parent to the Company. If any payment by the Company pursuant to the Cash Out

Right or payment of the Termination Fee pursuant to the Merger Agreement would cause Parent to become obligated to remit amounts pursuant to this Section, then the Company shall have the right to reduce such payments such that no such obligation would arise.

     Termination of Option. The Stock Option Agreement provides that the Stock Option will terminate upon the earlier of: (i) the consummation of the Offer;
(ii) six months after the date on which a Triggering Event occurs; or (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Triggering Event, unless, in the case of clauses (ii) and (iii), the Grantee could be entitled to receive termination fees following such time or termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) six months following the time such termination fees become payable and (y) the expiration of the period in which the Grantee has such right to receive termination fees.

     Registration Rights. The Stock Option Agreement provides that Grantee, within three years, may, by written notice (the "Registration Notice") to the Issuer, request the Issuer to register under the Securities Act all or any part of the Shares beneficially owned by Grantee (the Registrable Securities) in order to permit the sale or other disposition of such securities pursuant to (a) a shelf registration or (b) a bona fide firm commitment underwritten public offering in which Grantee shall have the right to select the managing underwriter and shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable best efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the outstanding Shares on a fully diluted basis. The Stock Option Agreement provides that if the Issuer effects a registration under the Securities Act of Shares for its own account or for any other stockholders of the Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of the Issuer to effect demand registration statements for Grantee under the Stock Option Agreement, except that, if the managing underwriters of such offering advise the Issuer in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering, the Issuer will include that portion of the Shares requested to be included therein equal to the product obtained by multiplying (i) the number of shares which the underwriter has informed the Issuer can be included in the offering and (ii) the percentage obtained by dividing (x) the total number of Shares of Issuer Common Stock held by Parent and (y) the total number of Shares of the Company outstanding.

     Adjustment upon Changes in Capitalization. The Stock Option Agreement provides that in the event of any change in Shares by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, will be adjusted appropriately and proper provision will be made so that Grantee will receive upon exercise of the option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option has been exercised immediately prior to such event or the record date therefor, as applicable.

  Software Distribution and Loan Agreement

     The following is a summary of certain provisions of the Software Distribution and Loan Agreement (the "Software Distribution and Loan Agreement"), dated as of August 11, 1998, by and between Hasbro Interactive, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company. This summary is not a complete description of the terms and conditions of the Software Distribution and Loan Agreement and is qualified in its entirety by reference to the full text of the Software Distribution and Loan Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Software Distribution and Loan Agreement. The Software Distribution and Loan Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Pursuant to the Software Distribution and Loan Agreement, the Company and Hasbro Interactive have agreed that Hasbro Interactive will be the exclusive distributor of the Company's computer software products in the United States and Canada through March 2001 and that the Company will provide manufacturing and marketing services and promotion for such computer software products. In consideration of its distribution of the Company's computer software products, the agreement provides that Hasbro Interactive is entitled to retain a monthly service fee (the "Service Fee") equal to 17.5% of "Net Receipts," which is defined as, for any period, monies received by Hasbro Interactive from its customers in respect of sales of the Company's computer software products, less customary trade discounts, price protection and monies credited to customers' accounts for sales returns, in each case during such period.

     In addition, pursuant to the Software Distribution and Loan Agreement, as a financial accommodation to the Company, Hasbro Interactive has agreed to make available up to $5,500,000 in loans to the Company, subject to the terms and conditions set forth therein. Such loans are secured by a lien on the Company's assets, mature on the six month anniversary of the agreement, bear interest at 12% per annum and have a mandatory monthly principal prepayment obligation equal to 32.5% of Net Receipts in each month. The agreement provides that each mandatory prepayment of principal shall be deducted from the consideration due to the Company each month under the agreement, following deduction of the Service Fee and accrued interest then payable.

     In connection with securing such loans and the Immediately Payable Termination Fee payable under the Merger Agreement and the Immediately Payable Cash-Out Right payable under the Stock Option Agreement, the Company and certain of its subsidiaries have entered into security agreements with Parent and Hasbro Interactive granting a security interest in the securable assets of the Company and such subsidiaries.

  Confidentiality Agreement

     The following is a summary of certain provisions of the Confidentiality Agreement entered into on June 16, 1998 by Hasbro Interactive and the Company, as amended on July 27, 1998 (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Pursuant to the terms of the Confidentiality Agreement, the Company and Hasbro Interactive agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the Commission as an exhibit to the Schedule 14D-1. Parent further agreed that, for a period of six (6) months from the date the Confidentiality Agreement was amended, Hasbro Interactive would not entice away or in any matter encourage or solicit any officer, employee, agent, representative, customer or supplier of the Company with whom Hasbro Interactive comes into contact in connection with its consideration of a transaction to discontinue such person's relationship with the Company, subject to certain exceptions.

12.  PLANS FOR THE COMPANY; OTHER MATTERS.

PLANS FOR THE COMPANY

     Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which exist between the operations of the Company and those of Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing.

     If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Merger Agreement-Company Board" above. Parent will exercise such rights by causing the Company to elect to the Company Board one or more of Messrs. Gordon, Dusenberry and Waldoks. Information with respect to such directors is contained in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

OTHER MATTERS

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the

Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from August 11, 1998 until such time as the designees of Parent have been elected to, and shall constitute a majority of, the Company Board, without the prior written consent of Parent, neither the Company nor any of its subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its subsidiaries, except that a wholly-owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares issued upon the exercise of Options outstanding on August 11, 1998; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the subsidiaries of the Company.

14.  CONDITIONS TO THE OFFER.

     The Offer is subject to the Minimum Condition being satisfied by 12:00 Midnight on Friday, September 11, 1998 or such later date as the Offer may be extended in accordance with the terms of the Merger Agreement. Purchaser has agreed that if all of the conditions set forth herein have not been satisfied on any scheduled Expiration Date then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond October 15, 1998. Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated, or (ii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and shall not result from the material breach by Parent or Purchaser of any of their obligations under the Merger Agreement:

          (a) there shall be threatened in writing or pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) seeking to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or the Stock Option Agreement, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its Subsidiaries, which, in the case of any of the foregoing, is reasonably likely to succeed on the merits; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above; or

          (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) any change in general financial bank or capital market conditions which has a material adverse effect the ability of financial institutions in the United States to extend credit or syndicate loans, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Agreement or (6) in the case of any of the situations in clauses (1) through (5) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date

     (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger; or

          (e) there shall have occurred a Material Adverse Effect on the Company; or

          (f) the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended a Takeover Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) shall have taken a neutral position or made no recommendation with respect to a Takeover Proposal received from any Person (other than Parent or Purchaser) after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company Board to review and make a recommendation with respect to such Takeover Proposal; or

          (g) any party to the Stock Option Agreement other than Purchaser and Parent shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and Purchaser under the Merger Agreement or the Stock Option Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) the Company pursuant to or within the meaning of Title 11, U.S. Code or any similar Federal or state law for the relief of debtors ("Bankruptcy Law"): (1) commences a voluntary case, (2) consents to the entry of an order for relief against it in an involuntary case, (3) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law ( a "Custodian") of it or for all or substantially all of its property, (4) makes a general assignment for the benefit of its creditors, or (5) generally is not paying its debts as they become due; or (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (x) is for relief against the Company in an involuntary case, (y) appoints a Custodian of the Company or for all or substantially all of the property of the Company, or (z) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days;

which in the reasonable good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser (except for the Minimum Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, except as set forth above, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement, since the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the

Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16.  FEES AND EXPENSES.

     Parent has engaged Bear Stearns to act as the Dealer Manager in connection with the Offer. No fee is payable to Bear Stearns for its services as the Dealer Manager, however, Parent and Bear Stearns are in discussions regarding the compensation of Bear Stearns with respect to a financial advisory fee or other fee in connection with other services provided by Bear Stearns in connection with the Offer. Parent has agreed to reimburse Bear Stearns for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Bear Stearns has from time to time provided investment banking services to Parent. E. John Rosenwald, Jr., Vice Chairman of The Bear Stearns Companies Inc., is a Director of Parent.

     Purchaser and Parent have retained D.F. King & Co. Inc. to serve as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.  MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          NEW HIAC CORP.

August 14, 1998

                                   SCHEDULE I

           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Hasbro, Inc. 1027 Newport Avenue, Pawtucket, RI 02861. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                   ----                        --------------------------------------------------
DONAL A. BARKSDALE........................  Mr. Barksdale has been Chief Information Officer since
                                            1997. Prior thereto, he was Senior Director of
                                            Applications Development at Anheuser Busch from 1996 to
                                            1997. Prior thereto, he was Vice President and Director
                                            of Information Systems at General Electric Company.
ALAN R. BATKIN............................  Mr. Batkin is Vice Chairman of Kissinger Associates,
Director since 1992                         Inc. (geopolitical strategic consulting firm) and a
                                            director of PEC Israel Economic Corporation. Mr. Batkin
                                            is a member of both the Executive Committee and the
                                            Compensation and Stock Option Committee.
HAROLD P. GORDON..........................  Mr. Gordon has been Vice Chairman since 1995. Prior
Director since 1988                         thereto, he was a Partner at Stikeman, Elliott (law
                                            firm). He is a director of Alliance Communications
                                            Corporation, Fonorola Inc. and G.T.C. Transcontinental
                                            Group, Ltd. Mr. Gordon is a citizen of Canada.
ALEX GRASS................................  Mr. Grass has been the Chairman of the Executive
Director since 1981                         Committee of Rite Aid Corporation (drug store chain)
                                            since 1995. Prior thereto, he was the Chairman of the
                                            Board and Chief Executive Officer of Rite Aid
                                            Corporation. He is Chairman of the Board of SuperRite
                                            Corporation. Mr. Grass is a member of both the Audit and
                                            the Compensation and Stock Option Committees.
ALAN G. HASSENFELD........................  Mr. Hassenfeld has been Chairman of the Board, President
Director since 1978                         and Chief Executive Officer since 1989. Mr. Hassenfeld
                                            is Chairman of the Executive Committee.
SYLVIA K. HASSENFELD......................  Mrs. Hassenfeld is the former Chairman, since 1996 and
Director since 1983                         prior thereto, she was the Chairman of the Board of the
                                            American Jewish Joint Distribution Committee, Inc.
                                            ("JDC") since 1993. Prior thereto, she was President of
                                            JDC. Mrs. Hassenfeld is Chair of the Nominating and
                                            Governance Committee.
RICHARD B. HOLT...........................  Mr. Holt has been Senior Vice President and Controller since 1992.
VIRGINIA H. KENT..........................  Ms. Kent has been President of Global Brands and Product
                                            Development since 1996. Prior thereto, she was General
                                            Manager, Girls/Boys/Nerf from 1994 to 1996. Prior
                                            thereto, she was Senior Vice President of Marketing for
                                            the Kenner Products Division.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                   ----                        --------------------------------------------------
ADAM KLEIN................................  Mr. Klein has been President of Global Marketing &
                                            Strategy since 1998. Prior thereto, he was Executive
                                            Vice President -- Global Strategy & Development from
                                            1996 to 1998. Prior thereto, he was President, Klein &
                                            Co., a consulting firm specializing in managing
                                            strategic change.
MARIE JOSEE KRAVIS........................  Mrs. Kravis has been a Senior Fellow of the Hudson
Director since 1995                         Institute (public policy analysis) since 1994. Prior
                                            thereto, she was Executive Director of the Hudson
                                            Institute of Canada. She is a Visiting Fellow of the
                                            Council on Foreign Relations. She is also a director of
                                            the Canadian Imperial Bank of Commerce, Ford Motor
                                            Company, Hollinger International, Inc., The Seagram
                                            Company, Ltd. and Unimedia Inc. Mrs. Kravis is a member
                                            of the Compensation and Stock Option Committee. Mrs.
                                            Kravis is a citizen of the United States, Canada and
                                            Switzerland.
CLAUDINE B. MALONE........................  Ms. Malone is the President of Financial and Management
Director since 1992                         Consulting, Inc., and a director of Dell Computer
                                            Corporation, Hannaford Brothers Co., Houghton Mifflin
                                            Company, Lafarge Corp., The Limited, Inc., Lowe's
                                            Companies, Inc., Mallinckrodt Group, Inc., Science
                                            Applications International Corporation and Union Pacific
                                            Resources Corporation. Ms. Malone is a member of the
                                            Audit Committee.
MORRIS W. OFFIT...........................  Mr. Offit is Chairman and Chief Executive Officer of
Director since 1995                         Offitbank (investment management) and a director of
                                            Cantel Industries, Inc. and Mercantile Bankshares
                                            Corporation. Mr. Offit is a member of the Audit
                                            Committee.
JOHN T. O'NEILL...........................  Mr. O'Neill has been Executive Vice President and Chief
                                            Executive Officer since 1989. Mr. O'Neill is a Trustee
                                            of the Galaxy Funds.
NORMA T. PACE.............................  Mrs. Pace has been the President of Paper Analytics
Director since 1984                         Associates (economic consulting) since 1995. She is also
                                            the Senior Economic Advisor for the WEFA Group (economic
                                            consulting and planning). She is a director of
                                            Engleghard Corporation. Mrs. Pace is Chair of the Audit
                                            Committee and a member of the Executive Committee.
CYNTHIA S. REED...........................  Mrs. Reed has been Senior Vice President and General
                                            Counsel since 1995. Prior thereto, she was Vice
                                            President-Legal.
E. JOHN ROSENWALD, JR.....................  Mr. Rosenwald is the Vice Chairman of the Board of The
Director since 1983                         Bear Stearns Companies Inc. (investment bankers) and a
                                            director of Cendant Corporation. Mr. Rosenwald is a
                                            member of the Executive Committee.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                   ----                        --------------------------------------------------
CARL SPIELVOGEL...........................  Mr. Spielvogel has been the Chairman and Chief Executive
Director since 1992                         Officer of Carl Spielvogel Associates, Inc.
                                            (international investments) since 1997. Prior thereto,
                                            he was Chairman of the Board and Chief Executive Officer
                                            of United Auto Group, Inc. (operator of
                                            multiple-franchise auto dealerships) from 1994 to 1997.
                                            Prior thereto, Mr. Spielvogel was Chairman of the Board
                                            and Chairman of the Executive Committee of Backer
                                            Spielvogel Bates Worldwide, Inc. (advertising) during
                                            1994. Prior thereto, he was Chairman and Chief Executive
                                            Officer of Backer Spielvogel Bates Worldwide, Inc. He is
                                            a director of Data Broadcasting Inc. and Culligan Water
                                            Systems, Inc. Mr. Spielvogel is Chairman of the
                                            Compensation and Stock Option Committee.
PRESTON ROBERT TISCH......................  Mr. Tisch has been the Co-Chairman and Co-Chief
Director since 1993                         Executive Officer of Loews Corporation since 1994. Prior
                                            thereto, he was President and Co-Chief Executive Officer
                                            of Loews Corporation. He is also a director of Bulova
                                            Watch Company, Inc., CNA Financial Corporation, Loews
                                            Corporation, Rite Aid Corporation and Chairman of the
                                            Board of the N.Y. Football Giants. Mr. Tisch is a member
                                            of the Nominating and Governance Committee.
MARTIN R. TRUEB...........................  Mr. Trueb has been Senior Vice President and Treasurer since 1997. Prior thereto, Mr. Trueb was Assistant
                                            Treasurer of Amway Corporation from 1995 to 1997. Prior
                                            thereto, he was Director of International Treasury at
                                            RJR Nabisco, Inc.
ALFRED J. VERRECCHIA......................  Mr. Verrecchia has been the Executive Vice President and
Director since 1992                         President of Global Operations since 1996. Prior
                                            thereto, he was Chief Operating Officer of Domestic Toy
                                            Operations. Mr. Verrecchia is also a director of Old
                                            Stone Corporation.
GEORGE B. VOLANAKIS.......................  Mr. Volanakis has been President of European Sales and
                                            Marketing since 1998. Prior thereto, he was President
                                            and CEO of the ERTL Company Inc. (a toy and hobby
                                            manufacturer and marketer). Mr. Volanakis is a director
                                            of Zindart Ltd.
PHILLIP H. WALDOKS........................  Mr. Waldoks has been Senior Vice President -- Corporate
                                            Legal Affairs and Secretary since 1995. Prior thereto,
                                            he was Senior Vice President -- Corporate Legal Affairs.
E. DAVID WILSON...........................  Mr. Wilson has been President of Hasbro Americas since
                                            1996. Prior thereto, he was President of the Hasbro
                                            Games Group from 1995 to 1996. Prior thereto, he was
                                            President of Milton Bradley Company.
PAUL WOLFOWITZ............................  Mr. Wolfowitz has been the Dean of Paul H. Nitze School
Director since 1995                         of Advanced International Studies at the Johns Hopkins
                                            University since 1994. Prior thereto, he was a
                                            Distinguished Visiting Fellow, at the National Defense
                                            University and the George F. Kennan Professor of
                                            National Security Strategy, at the National War College
                                            during 1993. Prior thereto, Mr. Wolfowitz was
                                            Undersecretary of Defense for Policy, U.S. Department of
                                            Defense. Prior thereto, he was U.S. Ambassador to the
                                            Republic of Indonesia. He is a director of eleven mutual
                                            funds of the Dreyfus Corporation. Mr. Wolfowitz is a
                                            member of the Nominating and Governance Committee.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Other than Mr. Gordon, who is a Canadian citizen, each such person is a citizen of the United States of America, and the business address of each such person is c/o Hasbro, Inc., 1027 Newport Avenue, Pawtucket, RI 02861. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
           ----                  --------------------------------------------------
THOMAS R. DUSENBERRY.......  Director of Purchaser. Mr. Dusenberry has been President of Hasbro Interactive, Inc. since 1995. Prior thereto, he
                             was Vice President of New Product Acquisitions for the
                             Hasbro Games Group from 1994 to 1995. Prior thereto, he
                             was Director of New Product Acquisitions for the Parker
                             Brothers Division.
HAROLD P. GORDON...........  Director and President of Purchaser. See Part 1 of this
                             Schedule I.
RICHARD B. HOLT............  Controller of the Purchaser. See Part 1 of this Schedule
                             I.
JOHN T. O'NEILL............  Chief Financial Officer of the Purchaser. See Part 1 of
                             this Schedule I.
MARTIN R. TRUEB............  Treasurer of the Purchaser. See Part 1 of this Schedule I.
PHILLIP H. WALDOKS.........  Director and Secretary of Purchaser. See Part 1 of this
                             Schedule I.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                                BANKBOSTON, N.A.

           By Mail:                        By Hand:                 By Overnight Delivery:
       BankBoston, N.A.         Securities Transfer & Reporting        BankBoston, N.A.
     Attention: Corporate               Services, Inc.               Attention: Corporate
        Reorganization             c/o Boston EquiServe L.P.            Reorganization
         P.O. Box 8029                 1 Exchange Plaza                150 Royall Street
     Boston, MA 02266-8029          55 Broadway, 3rd Floor             Canton, MA 02021
                                      New York, NY 10006

          By Facsimile Transmission: (781) 575-2233 or (781) 575-2232

                        (For Eligible Institutions Only)

                 Confirm Facsimile by Telephone: (800) 733-5001

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                         CALL TOLL FREE: (800) 848-3409

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                         CALL TOLL FREE: (877) 260-9674